EXHIBIT 3.1

CERTIFICATE OF FORMATION

OF

MABCO STEAM COMPANY, LLC

          1.     The name of the limited liability company (the "Company") is MABCO Steam Company, LLC.

          2.     The street address and county of the Company's initial registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. Its initial registered agent at such address is Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of MABCO Steam Company, LLC this 12th day of October, 2001.

                                                      /s/ Don J. Gallagher
                                                      Name: Don J. Gallagher
                                                      Authorized Person